press release                                                                UPC

UNITED PAN EUROPE COMMUNICATIONS N.V. ANNOUNCES SIX MONTH WAIVER EXTENSION FROM SENIOR LENDERS

Amsterdam, The Netherlands - April 9, 2003: United Pan-Europe Communications N.V. ("UPC") (EURONEXT Amsterdam: UPC), one of the leading broadband communications companies in Europe, today announces that, as expected, bank lenders have extended until September 30, 2003 the waivers of the defaults arising as a result of UPC's decision not to make interest payments under its outstanding Senior Notes. This will allow UPC sufficient time to complete its restructuring process and to deal with the appeal procedure that has been filed by InterComm Holdings L.L.C. in relation to the decision of the Amsterdam court of March 13, 2003, ratifying the Akkoord.

The terms of the waivers remain broadly unchanged from those announced on September 30, 2002. UPC has completed the transfer of certain head office activities into the bank group (entities within UPC Distribution that are borrowers under the bank facility) as contemplated in the bank waiver that was given on September 30, 2002. In addition, as highlighted on March 5, 2003 following the confirmation order signed by the US court, UPC confirms that 6 million shares of SBS Broadcasting S.A have today been sold to UGC for EUR 100 million.

United  Pan-Europe   Communications   N.V.  is  one  of  the  leading  broadband
communications and entertainment companies in Europe. Through its broadband networks, UPC provides television, Internet access, telephony and programming services. UPC's shares are traded on Euronext Amsterdam Exchange (UPC) and in the United States on the Over The Counter Bulletin Board (UPCOY). UPC is majority owned by UnitedGlobalCom, Inc. (NASDAQ: UCOMA).


For further information, please contact:

Claire Appleby                                 Bert Holtkamp
UPC Investor Relations                         UPC Corporate Communications
+ 44 (0) 207 647 8233                          + 31 (0) 20 778 9447
Email: ir@upccorp.com                          Email: corpcomms@upccorp.com

Lazard                                         Citigate First Financial
Daniel Bordessa                                Martha van Dijk
+ 44 (0) 20 7588 2721                          + 31 (0) 20 575 4010
                                               Citigate Dewe Rogerson

                                               Toby Moore
                                               + 44 (0) 20 7638 9571


Also, please visit www.upccorp.com for further information about UPC.